EXHIBIT 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into this 26th day of September, 2007 between DONALD A. MOLL (“Employee”) on one hand, and ROYAL FINANCIAL, INC. and ROYAL SAVINGS BANK (collectively, the “Company”) on the other hand.  Employee and Company collectively are referred to herein as the “Parties.”  This Agreement is made for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties.

RECITALS

WHEREAS, Employee has been employed as the Chief Executive Officer/President, and has served as a member of the Board of Directors, of the Company pursuant to an Executive Employment Agreement dated January 20, 2005 (“Employment Agreement”);

WHEREAS, on June 18, 2007, the Company suspended Employee with pay as a result of and pending the conclusion of an internal investigation regarding alleged irregularities with respect to the Company’s internal controls and allegations of misconduct on the part of Employee raised by other executive officers of the Company; and

WHEREAS, to avoid the potential cost involved with and uncertainty of litigation, the Parties wish to resolve their dispute as to Employee’s employment with the Company and have mutually agreed to terminate the Employment Agreement whereby Employee will resign all positions of employment he currently holds with the Company, his membership on the Board of Directors of each of Royal Financial, Inc. and Royal Savings Bank, and any positions with any affiliates of the Company, under the terms set forth in this Agreement.

NOW THEREFORE, the Parties, desiring to resolve the matters at issue, agree as follows:

AGREEMENT

1.           Employee’s Resignation and Termination of Employment Agreement.  Employee hereby agrees to resign as President/Chief Executive Officer and member of the Board of Directors of each of Royal Financial, Inc. and Royal Savings Bank and any and all positions with any affiliates of the Company (see Schedule A attached hereto), effective eight (8) days after he executes this Agreement, assuming he does not revoke this Agreement during that timeframe.  Employee’s Employment Agreement shall terminate on the date Employee so resigns, and upon such termination, the Employee and Company shall have no further rights and obligations under the Employment Agreement except for those rights and obligations as specifically set forth herein.  Specifically, the vesting rights relating to any and all stock options and shares of restricted stock granted to Employee pursuant to the terms of the 2005 Royal Financial, Inc. Stock Option Plan and the 2005 Royal Financial, Inc. Recognition and Retention Plan and Trust Agreement, respectively, shall cease on the effective date of his resignation; provided, however, Employee shall retain such rights to any stock options and shares of restricted stock that have previously vested up to the effective date of his resignation.

2.           Confidentiality.  Except as necessary to comply with the Company’s reporting obligations to the Securities and Exchange Commission (“SEC”) or any state or federal banking regulators, to provide relevant information to investors and potential investors, or to disclose as necessary to its accountants, attorneys and officers and directors with a need to know, Company agrees to keep the terms of this Agreement in strict confidence from all persons not a party to this Agreement.  Likewise, Employee agrees to keep the terms of this Agreement in strict confidence from all persons not a party to this Agreement, except that Employee may disclose the contents of this Agreement to his immediate family members, attorney(s), accountant(s), and financial advisor(s), who also agree to keep this information confidential.

3.           Non-disparagement.  Employee agrees that he shall not disparage the Company nor the Company’s business, nor any of its officers, directors or employees, nor otherwise seek to reduce the goodwill of the Company or diminish or negatively impact the reputation of the Company, its officers, directors, or employees.  The Company, on behalf of its directors and executive officers, agrees not to disparage Employee or to act in any way to diminish or negatively impact Employee’s reputation.  Notwithstanding this provision, the Company and Employee retain all rights of communication with respect to Company’s ongoing investigation of: (a) Employee’s alleged misconduct, and (b) the conversion of the Company to a publicly traded entity.  The Company also retains all rights of communication with respect to its reporting requirements to the SEC and any state and federal banking regulators.

4.           Releases.  (a) In consideration of the payments and promises made by the Company to Employee herein, Employee on behalf of Employee and his spouse, heirs, executors, administrators, children and assigns hereby fully releases and discharges the Company, its officers, directors, shareholders, parents, subsidiaries, benefit plans and their administrators, affiliates, supervisors, managers, employees, agents, representatives, fiduciaries, insurers and attorneys, and its and their predecessors, successors, heirs, executors, administrators, and assigns (“Released Parties”) from any and all claims, actions, causes of actions, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, know or unknown, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, related to his employment with the Company, the termination of his employment with the Company, the termination of his Employment Agreement, any claim for attorneys’ fees and costs related to his present disputes with the Company, and any related claims arising from acts occurring before, during or after his suspension on June 18, 2007.  Without limitation, this release specifically includes any and all claims for violation of Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and for defamation, intentional infliction of emotional distress, invasion of privacy, breach of contract, and any other statutory claim or common-law claim.  This release does not affect claims that arise in the future after the date on which Employee’s right to revoke this Agreement expires.  Notwithstanding the terms set forth above in this paragraph 4(a), Employee does not release any claims, actions, causes of actions, grievances, suits, charges, or complaints of any kind or nature whatsoever arising out of the Company’s ongoing investigation of Employee’s alleged misconduct and the conversion of the Company to a publicly traded entity, including, but not limited to, any third-party action, including any action instituted by any state or federal regulatory agency such as the SEC.   Nothing contained in this paragraph 4(a) shall limit or impair any of Employee’s rights or vested benefits under any of the

Company’s existing benefit plans up to and including the effective date of his resignation.

(b) The Company hereby releases and discharges the Employee, and his heirs, executors and administrators, from any and all claims, actions, causes of actions, grievances, suits, charges, or complaints of any kind or nature whatsoever, that it has ever had or now has, whether fixed or contingent, liquidated or unliquidated, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Notwithstanding the terms set forth above in this paragraph 4(b), the Company does not release any claims, actions, causes of actions, grievances, suits, charges, or complaints of any kind or nature whatsoever arising out of the Company’s ongoing investigation of Employee’s alleged misconduct and of the conversion of the Company to a publicly traded entity, including, but not limited to, any third-party action, including any action instituted by any state or federal regulatory agency such as the SEC.

5.           Payment and Health Insurance.  In exchange for the considerations set forth herein, the Company agrees to: (a) pay Employee the total amount of Forty-Eight Thousand Seventy-Seven Dollars and Fifteen Cents ($48,077.15), minus federal or state tax withholdings, on the 14th day after Employee has executed (and not revoked) this Agreement; and (b) reimburse the Employee for the cost of COBRA medical insurance coverage (including the administrative fee) for Employee and any eligible dependents, for the period from the effective date of his resignation with the Company through January 20, 2008, assuming Employee is eligible for and elects COBRA coverage for that period and he is not otherwise eligible for medical insurance coverage during that period under any other employer’s group health insurance plan.  The COBRA reimbursement payments referenced above will be made directly to the Employee assuming the Employee provides proof of his election of COBRA and proof of payment of the COBRA payments to the Company’s group medical insurer.  Employee will remain responsible for complying with all the other requirements of COBRA, including continuing to pay for his medical insurance after the Company is no longer obligated to provide reimbursement of such payments.

6.           No Admission of Liability.   This Agreement includes a settlement of any employment-related claims Employee may have against the Released Parties, and the Released Parties do not admit any liability to Employee with respect to any such claims.  The Parties intend to avoid any future litigation with respect to all such claims released under this Agreement.

7.           Restrictive Covenants.  The Company and Employee hereby agree that the rights and obligations set forth in paragraphs 12, 13 and 14 of Employee’s Employment Agreement shall remain in full force and effect, and are incorporated by reference in this Agreement as if fully set forth herein. Specifically, Employee renews his commitment to strictly honor the restrictive covenants set forth in paragraphs 12 and 13 of his Employment Agreement.  Employee further agrees that the Company shall maintain any and all its enforcement rights and remedies set forth in paragraph 14 of Employee’s Employment Agreement.

8.           Parties’ Representations.  The Parties agree, represent and warrant as follows:

a.
The Employee and the Company are the sole and only real Parties in interest with respect to any claims the Parties have agreed to release hereunder, and Employee and the Company have not assigned or transferred, or purported to assign or transfer to any person or entity whatsoever, any of the claims released under this Agreement;
b.
Each party has read this Agreement and knows and understands its contents fully.  The Parties understand that they are giving up any claims released hereunder against the other party, and that they may never bring an arbitration or lawsuit to recover for such claims;

c.
Each party to this Agreement has received independent legal advice from its or his attorney with respect to the legal consequences of making the settlement provided for herein and with respect to the execution of this Agreement.  Each party voluntarily executes this Agreement, after consulting with counsel and without being pressured or influenced by any statement or representation of any person acting on behalf of any other party, including any other party’s officers, directors, shareholders, partners, employees, agents, insurers, successors, assigns and attorneys; and

d.	Each signatory is fully authorized to sign this Agreement.

9.           Joint Drafting.  The Parties have jointly participated in the drafting of this Agreement.  No one party shall be deemed to be the draftsman of this Agreement.  The provisions of this Agreement are to be construed fairly and reasonably, and not strictly for or against any party.

10.         Execution.  This Agreement may be signed in multiple counterparts and each counterpart or a telefacsimile copy of the Agreement, which shall be considered an original for all purposes, when taken with the other executed counterpart, shall constitute a binding agreement among the Parties executed as of the date first written above.

11.         No Reinstatement.  Employee waives any right to reinstatement and agrees not to apply for reemployment with the Company.

12.         Older Workers’ Benefits Protection Act Provisions.

a.
Employee acknowledges that he has been advised in writing to consult with an attorney about this Agreement, and that he is represented by his attorney of choice, George Collins, Esq., with respect to his consideration of this Agreement.

b.	Employee acknowledges that he was given the opportunity to review and consider this Agreement for a period of up to twenty-one (21) days.

c.	After he signs this Agreement, Employee shall have seven (7) days in which to change his mind and revoke his acceptance of this Agreement.

13.           Governing Law/Jurisdiction/Prevailing Party.  For purposes of interpretation of this Agreement, the Parties agree that Illinois law shall apply, and that any action to enforce, construe or interpret this Agreement shall be brought in the state court of the State of Illinois, County of Cook.  If any such action is instituted, the prevailing party in any such action shall be entitled to reimbursement from the other party of his/its reasonable attorneys’ fees and costs incurred in such action.

14.           Entire Agreement.  This Agreement shall be the sole and exclusive agreement among the Parties related to the subject matter herein.

ROYAL FINANCIAL, INC. By: /s/ Leonard Szwajkowski Leonard Szwajkowski	DONALD A. MOLL By: /s/ Donald A. Moll Dated: September 26, 2007
Its: Chief Financial Officer and Acting Chief Executive Officer Dated: September 26, 2007
ROYAL SAVINGS BANK By: /s/ Leonard Szwajkowski Leonard Szwajkowski Its: Chief Financial Officer and Acting Chief Executive Officer Dated: September 26, 2007

Schedule A

•	Royal Financial, Inc. – President and Chief Executive Officer, and Director

•	Royal Savings Bank – President and Chief Executive Officer, and Director

•	Royal Charitable Foundation – President and Director

•	Royal Financial, Inc. – Employee Stock Ownership Plan Committee Member